PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
To Prospectus dated March 30, 2010	Registration File No. 333-165277
VALEANT PHARMACEUTICALS INTERNATIONAL
The purpose of this prospectus supplement is to incorporate by reference into the accompanying prospectus dated March 30, 2010 (“the prospectus”) certain additional documents filed by us with the SEC after the expiration of the exchange offer to which the prospectus relates. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

See “Risk Factors” beginning on page 15 of the prospectus for a discussion of certain risks that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 5, 2010

About this Prospectus Supplement
This prospectus supplement should be read in conjunction with the accompanying prospectus. As set forth on page 75 of the prospectus under the heading “Plan of Distribution”, we have agreed that, for a period of 180 days after completion of the exchange offer, we will make the prospectus, as amended or supplemented, available to certain broker-dealers for use in connection with resales of exchange notes received by such broker-dealers in exchange for old notes that were acquired as a result of market making activities or other trading activities. The exchange offer expired at 5:00 p.m., New York City time, on April 28, 2010. The purpose of this prospectus supplement is to incorporate by reference into the prospectus certain additional documents filed by us with the SEC after the expiration of the exchange offer.
Additional Documents Incorporated by Reference
In addition to the documents referenced on pages iii and iv of the prospectus under the heading “Documents Incorporated by Reference”, we also incorporate by reference into the prospectus the following documents (other than such documents or information deemed to be furnished and not filed in accordance with SEC rules):
•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the SEC on May 3, 2010;

•	Our Current Report on Form 8-K filed with the SEC on May 3, 2010; and

•	All future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under the prospectus.
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